EXHIBIT 99.1

Red Robin Announces Retirement of President and CEO Denny Marie Post

Board of Directors Forms Search Committee

Board Chair Pattye Moore To Serve As Interim CEO

GREENWOOD VILLAGE, CO – April 3, 2019 -- Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that following discussions with the Board of Directors, Denny Marie Post has chosen to retire as President and CEO on April 3, 2019. The Board of Directors has formed a search committee to identify her successor and also appointed Pattye Moore, Board Chair, as Interim CEO.

Ms. Moore has been a director of Red Robin since 2007 and Board Chair since 2010. She previously served as a Board Member and President at Sonic Corp. among other executive positions during her 12 years with the brand.

"We want to recognize Denny for her leadership, commitment to and passion for the Red Robin brand over the last seven years in her roles as CMO, President and CEO. On behalf of the board, I want to thank Denny for her contributions and wish her well in retirement," said Pattye Moore, Board Chair and Interim CEO.

“The board intends to move quickly on the search process as the Company continues to execute our turnaround plan in this challenging and rapidly evolving casual dining landscape. Our search effort will focus on identifying an external candidate who recognizes the urgency of strengthening and stabilizing our dine-in business as well as the importance of continuing our evolution to an omni-channel brand that can provide customers with exceptional experiences and our craveable food where, when and how they want it,” added Pattye Moore, Board Chair and Interim CEO.

“My years at Red Robin have been by far the most satisfying of my career. We made great strides evolving the brand and have a strategy in place which will ensure Red Robin serves generations of families for years to come. I am confident the team will continue to realize that vision,” said Denny Marie Post.

Ms. Post will serve as an advisor as the search committee identifies a new CEO.

“Comparable restaurant revenue, using constant currency rates, through the first three periods of the fiscal first quarter ending March 24, 2019 have decreased 3.6%, reflecting in part the challenging weather that affected several regions of the US. The weather impact for these periods, estimated to be 100 to 150 basis points, primarily drove sales performance below our expectations.” concluded Pattye Moore, Board Chair and Interim CEO.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 570 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements

Forward-looking statements in this press release regarding the Company’s refranchising efforts and its goal for its franchise mix and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including the effectiveness of the Company’s affordability, service improvement, technology, and off-site initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to train the Company's workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; the success of the Company's refranchising efforts; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Investor Relations Contact:

Don Duffy, ICR
203.682.8215
don.duffy@icrinc.com

Raphael Gross, ICR
203.682.8253
raphael.gross@icrinc.com